Results of Shareholder Meeting (Unaudited)
At the annual meeting of shareholders of MFS Institutional Emerging Equities Fund, which was held on November 1, 2001, the following actions were taken: Item
1. Trustees of the Fund were elected as follows.

Nominee
Number of Shares

For/
Withhold Authority

Jeffrey L. Shames 15,146,244.773 24,877.000
John W. Ballen 15,146,169.773 24,952.000
Lawrence H. Cohn 15,141,394.773 29,727.000
J. David Gibbons 15,143,089.773 28,032.000
William R. Gutow 15,146,408.773 24,713.000
J. Atwood Ives 15,146,244.773 24,877.000
Abby M. O'Neill 15,145,753.773 25,368.000
Lawrence T. Perera 15,146,408.773 24,713.000
William J. Poorvu 15,146,244.773 24,877.000
Arnold D. Scott 15,146,408.773 24,713.000
J. Dale Sherratt 15,146,244.773 24,877.000
Elaine R. Smith 15,145,921.773 25,200.000
Ward Smith 15,145,792.773 25,329.000
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.

Number of Shares
For 11,402,274.773
Against   61,425.000
Abstain   3,707,422.000
Item 3. The amendment or removal of certain fundamental investment policies.

Number of Shares
For 15,067,206.773
Against 76,180.000
Abstain 27,735.000
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.

Number of Shares
For 15,124,856.773
Against 24,266.000
Abstain 21,999.000
Item 5. To change the investment policy relating to investment in common stocks and other types of securities from fundamental to non-fundamental.
Number of Shares
For 15,105,860.773
Against 36,170.000
Abstain 29,091.000
Item 6. The ratification of the selection of Deloitte & Touche LLP as the independent public accountants to be employed by the Fund for the fiscal year ending June 30, 2002.
Number of Shares
For 15,153,588.773
Against 4,592.000
Abstain 12,941.000